Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We agree to the inclusion in the Post Qualification Amendment No. 1 to the Offering Statement on Form 1-A dated April 25, 2025 of our report, dated April 10, 2025, on our audit of the financial statements of BirchBioMed Inc. as of September 30, 2024 and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt relating to the Company’s ability to continue as a going concern.

We also hereby consent to the reference to our firm under the heading “Experts” in the Offering Circular which is part of this Offering Statement.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

April 25, 2025